EXHIBIT 23.2

Consent of KPMG, Independent Auditors

The Board of Directors
Sun Healthcare Group, Inc.:

We consent to the incorporation by reference of our report in the registration statement on Form S-8 of Sun Healthcare Group, Inc. of our report dated March 25, 2005, with respect to the consolidated balance sheets of Peak Medical Corporation (a Delaware Corporation) and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended, which report appears in the Definitive Proxy Statement of Sun Healthcare Group, Inc. dated September 16, 2005.

/s/ KPMG LLP

Albuquerque, New Mexico

January 6, 2006